Exhibit 99.1
NEWS RELEASE
FOR RELEASE: IMMEDIATE
GATX ADDS ANNE ARVIA TO BOARD OF DIRECTORS
     CHICAGO, January 30 - GATX Corporation (NYSE:GMT) reported that Anne L. Arvia was appointed by the GATX Board of Directors to serve as an independent director.
     “Anne’s financial acumen and experience as CEO will be an asset to GATX,” said Brian A. Kenney, chairman and CEO of GATX Corporation. “I am pleased she has joined our outstanding group of independent directors.”
     Ms. Arvia was named President and Chief Executive Officer of Nationwide Bank, a unit of Nationwide Mutual Insurance Company, in September 2006. She previously served as President and Chief Executive Officer of ShoreBank, a community development and environmental bank, from February 2001 to August 2006. She joined Shore Bank in 1991 as assistant controller and was named chief financial officer in 1998. Ms. Arvia is a certified public accountant and received her bachelor of arts degree in accounting from Michigan State University.
COMPANY DESCRIPTION
     GATX Corporation (NYSE:GMT) provides lease financing and related services to customers operating rail, marine and other targeted assets. GATX is a leader in leasing transportation assets and controls one of the largest railcar fleets in the world. Applying over a century of operating experience and strong market and asset expertise, GATX provides quality assets and services to customers worldwide. GATX has been headquartered in Chicago, Illinois since its founding in 1898 and has traded on the New York Stock Exchange since 1916. For more information, visit the Company’s website at www.gatx.com.
FOR FURTHER INFORMATION CONTACT:
Rhonda S. Johnson
Director, Investor Relations
GATX Corporation
312-621-6262
rhonda.johnson@gatx.com
Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.
(01/30/09)